UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2016

XTERA COMMUNICATIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37617	38-3394611
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Bethany Drive, Suite 100 Allen, Texas		75013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 649-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On September 13, 2016, Xtera Communications, Inc. (the “Company”) issued and sold (i) secured promissory notes in the aggregate principal amount of $500,000 (the “Notes”) and warrants to purchase up to an aggregate of 500,000 shares of the Company’s common stock (the “Warrants”) for gross proceeds to the Company of $500,000. The Notes and Warrants were sold in a private placement under Rule 506 promulgated under the Securities Act of 1933, as amended, to certain accredited investors, including the Company’s chief executive officer, an entity affiliated with a member of the Company’s Board of Directors and an affiliate and largest stockholder of the Company. The Audit Committee of the Company’s Board of Directors reviewed and approved the issuance of the Notes as a potential related party transaction. Additional Notes may be issued up to an aggregate principal amount of $1,500,000.

The entire principal amount and any accrued and unpaid interest on the Notes shall be due and payable in cash on December 31, 2016. In addition, the holders can demand payment of the Notes any time after October 1, 2016. The Notes bear interest at the rate of 10% per annum; provided, however, that if the Company becomes subject to a bankruptcy proceeding, the interest rate shall be increased to 20% per annum.   As set forth in the Security Agreement (as defined below), the Notes are subject to certain “Events of Defaults” which could cause all amounts due and owing thereunder to become immediately due and payable.  Among other things, the Company's failure to pay any accrued but unpaid interest when due and the Company’s commencement of a bankruptcy proceeding shall each constitute an Event of Default under the Notes.

Pursuant to a security agreement with the investors (the “Security Agreement”), the Company’s obligations under the Notes are secured by a general lien on all of the Company’s assets. The security interests are subordinated to the security interests of (i) Pacific Western Bank pursuant to a Subordination Agreement, dated as of September 13, 2016 (the “PWB Subordination Agreement”) and (ii) Horizon Technology Finance Corporation pursuant to a Subordination Agreement dated September 13, 2016 (the “Horizon Subordination Agreement”).

Each Note holder also received Warrants to purchase one share of the Company’s common stock for each $1.00 of principal amount of Notes purchased. Each Warrant has an exercise price of $0.60 per share, the closing bid price of the Company’s common stock on the date prior to such issuance, and is exercisable at any time through September 13, 2026.

The proceeds from this financing will be used to fund the Company’s operations.

The foregoing description of the financing transaction does not purport to be complete and is qualified in its entirety by reference to the definitive transaction documents, consisting of the form of Note, the form of Warrant, the Security Agreement, the PWB Subordination Agreement and the Horizon Subordination Agreement, copies of which are filed as exhibits attached to this Current Report on Form 8-K, and are incorporated herein by reference. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

The Company continues to pursue a variety of strategic initiatives to address its liquidity needs, including the sale of all or a portion of its business, certain financing activities as well as restructuring alternatives. There can be no assurance that the Company will successfully be able to resolve its current liquidity situation.

Item 9.01. Financial Statements and Exhibits

(d)	The following exhibits are filed herewith:

Exhibit 4.1	Form of Note.
Exhibit 4.2	Form of Warrant.
Exhibit 10.1	Security Agreement, dated as of September 13, 2016 by and among Xtera Communications, Inc. and the investors named therein.
Exhibit 10.2	Subordination Agreement, dated as of September 13, 2016, by and among Pacific Western Bank and the investors named therein.
Exhibit 10.3	Subordination Agreement, dated as of September 13, 2016, by and among Horizon Technology Finance Corporation and the investors named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XTERA COMMUNICATIONS, INC.

Date: September 14, 2016	By:	/s/ Joseph R. Chinnici
Joseph R. Chinnici
Chief Financial Officer and Secretary